Exhibit 99.1

EXTERRAN CORPORATION APPOINTS
VICE PRESIDENT AND CHIEF ACCOUNTING OFFICER

HOUSTON, April 6, 2016 - Exterran Corporation (NYSE: EXTN) announced today that its board of directors has appointed Ray Carney as Vice President and Chief Accounting Officer.

Carney brings to Exterran a 27-year accounting career, and most recently spent eight years with Dresser-Rand Group Inc. serving as its Vice President, Controller and Chief Accounting Officer. Previously, Carney spent six years with Alcoa, where he most recently served as the Group Controller for Global Rolled products, Hard Alloy Extrusions, and Asia. Carney began his career at Ernst & Young, where he held a variety of positions during his 13-year tenure. He earned a Bachelor of Science in Accounting from Pennsylvania State University and is a CPA.

Jon Biro, Senior Vice President and Chief Financial Officer of Exterran, stated, “Ray brings extensive experience and leadership in both public companies and public accounting. We are excited to have Ray join the Exterran team and look forward to his contributions.”

About Exterran Corporation
Exterran Corporation (NYSE:EXTN) is a market leader in compression, production and processing products and services, serving customers throughout the world engaged in all aspects of the oil and natural gas industry. Its global product lines include natural gas compression, process & treating and production equipment and water treatment solutions. Outside the United States, Exterran Corporation is a leading provider of full-service natural gas contract compression and a supplier of new, used, OEM and aftermarket parts and services. Exterran Corporation is headquartered in Houston, Texas, and operates in approximately 30 countries with approximately 7,000 employees.
For more information, visit www.exterran.com.

SOURCE
Exterran Corporation

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